Exhibit 99.1

PINNACLE ENTERTAINMENT REPORTS 2014 SECOND QUARTER FINANCIAL RESULTS

LAS VEGAS, July 24, 2014 - Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the second quarter ended June 30, 2014.

2014 Second Quarter Highlights:

•
Net revenues increased by $287.9 million or 108% year over year to $555.2 million, and Consolidated Adjusted EBITDA increased by $77.7 million or 123.8% year over year to $140.6 million. Consolidated Adjusted EBITDA margin increased by 181 basis points to 25.3%. These results include the operations of Ameristar in the 2014 second quarter, but not the prior year period.

•
Consolidated Adjusted EBITDA was negatively impacted by $10.2 million of unusual expense and operational items, including $4.5 million related to the company-wide rollout of the mychoice player loyalty program to the Ameristar-branded properties; $4.3 million from severance expense and referendum opposition costs; and $1.4 million from repair costs and lost business volume in Vicksburg due to water damage, and lost business volume from systems integration related property shutdowns in Missouri. Excluding the effect of these unusual expense and operational items, management estimates that Consolidated Adjusted EBITDA would have been $150.8 million.

•
Comparing the Company's current operations in the 2014 second quarter to the prior year period on a combined basis including the acquired Ameristar properties, and adjusting for the unusual expense and operational events noted above, net revenues decreased by $14.4 million or 2.6%, Combined Adjusted EBITDA decreased by $4.4 million or 2.9%, and Combined Adjusted EBITDA margin was essentially unchanged year over year on a same store basis excluding Belterra Park.

•	Management estimates that approximately $58 million of recurring annual synergies from the Ameristar merger were implemented by the end of the 2014 second quarter.

•
Loss from continuing operations decreased by $4.8 million to $2.3 million from a loss of $7.1 million in the prior year period. GAAP net loss per share was $0.04 versus a loss per share of $0.09 in the prior year period. Loss from continuing operations and GAAP net loss in the 2014 second quarter were negatively affected by $8.2 million due to a loss on early extinguishment of debt and a $2.9 million lease abandonment charge from the consolidation of the Company's Las Vegas headquarters.

•	Adjusted income per share increased by $0.24 or 185% to $0.37 from $0.13 in the prior year period.

•
Since completing the Ameristar acquisition, the Company has retired $662 million of aggregate principal amount of term loans through June 30, 2014, for a net total debt principal reduction of $453 million after giving effect to revolving credit facility drawings, primarily to fund Belterra Park development, during that time period.

Anthony Sanfilippo, Chief Executive Officer of Pinnacle Entertainment, commented, "The 2014 second quarter was pivotal for Pinnacle Entertainment. We substantially completed several crucial and arduous integration objectives during the quarter, with significant resources invested in IT, marketing and operational systems integrations. We are pleased to have accomplished these objectives so quickly into our integration process. In addition, we welcomed Belterra Park Gaming and Entertainment Center in Cincinnati, Ohio into our family of properties, an effort that drew on the resources and expertise of team members across our organization.

"The most significant integration milestone in the 2014 second quarter was the company-wide rollout of the mychoice player loyalty program. The program now encompasses our entire 15 property portfolio, and guests of the Ameristar-branded properties enjoy the distinctive tier benefits that the program provides as a reward for their loyalty to our gaming entertainment properties. Since rolling out the program to the Ameristar-branded properties, we have received very positive feedback from our guests. The early indications are that the program is having an encouraging effect on the operating metrics of the Ameristar-branded properties, including improved volume trends across all tiers of the database, and in particular in the two highest tiers. Our Owners Club tier at the Ameristar-branded properties produced high single digit year over year volume growth in the 2014 second quarter. A tremendous amount of time and resources was invested in this effort, and the implementation was a success. We believe the mychoice program will drive revenue improvement at the Ameristar-branded properties over the balance of 2014 by increasing play consolidation, attracting new in-market customers and generating improved efficiency of our marketing spend at these assets.

"With the mychoice program in place across the entire portfolio, we were able to make progress on other marketing and IT integration objectives, namely a universal player loyalty card system. During the 2014 second quarter, we completed the implementation of a universal player loyalty card system at our Missouri and Louisiana properties, as well as at Belterra Park and Belterra Resort. This system allows our guests to seamlessly earn benefits in our loyalty program throughout our portfolio of branded properties in those regions. We will continue to expand the number of properties at which our guests can use their mychoice player loyalty card interchangeably, with the goal of having a completely universal player loyalty card system encompassing all 15 properties in 2015."

Summary of Second Quarter Results

(in thousands, except per share data)	Three months ended June 30,
	2014	2013
Net revenues	$555,190	$267,257
Consolidated Adjusted EBITDA (1)	$140,553	$62,814
Consolidated Adjusted EBITDA margin (1)	25.3%	23.5%
Operating income (2)	$66,827	$17,907
Loss from continuing operations	$(2,317)	$(7,100)
Loss from continuing operations margin	(0.4)%	(2.7)%
GAAP net loss	(2,291)	(5,107)
Diluted net loss per share	$(0.04)	$(0.09)
Adjusted income per share (1)	$0.37	$0.13

(1)
For a further description of Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, and Adjusted income per share, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations to the GAAP equivalent financial measures below.

(2)
Operating income in the 2014 second quarter includes $6.9 million in pre-opening and development costs, principally comprised of pre-opening expenses associated with Belterra Park and the integration of Ameristar, versus $17.2 million in the prior year period, and a $2.6 million net negative impact related to write-downs, reserves and recoveries, principally due to a lease abandonment charge related to the consolidation of the Company's Las Vegas headquarters, versus a net negative impact of $1.8 million in the prior year period.

In the 2014 second quarter, revenues increased by $287.9 million or 108% to $555.2 million, while Consolidated Adjusted EBITDA was $140.6 million, an increase of $77.7 million or 123.8% compared to the same period in 2013. Consolidated Adjusted EBITDA margin increased by 181 basis points year over year to 25.3%. These results include the operations of Ameristar in the 2014 second quarter, but not the prior year period.

Consolidated Adjusted EBITDA was negatively impacted by $10.2 million of unusual expense and operational items, including $4.5 million related to the company-wide rollout of the mychoice player loyalty program to the Ameristar-branded properties; $4.3 million from severance expense and referendum opposition costs; and $1.4 million from repair costs and lost business volume in Vicksburg due to water damage, and lost business volume from systems integration related property shutdowns in Missouri. Excluding the effect of these unusual expense and operational items, management estimates that Consolidated Adjusted EBITDA would have been $150.8 million.

Comparing the Company's current operations in the 2014 second quarter to the prior year period on a combined basis including the acquired Ameristar properties, and adjusting for the unusual expense and operational events noted above, net revenues decreased by $14.4 million or 2.6%, Combined Adjusted EBITDA declined by $4.4 million or 2.9%, and Combined Adjusted EBITDA margin was essentially unchanged year over year on a same store basis excluding Belterra Park.

Operating income increased by $48.9 million or 273.2% to $66.8 million in the 2014 second quarter versus $17.9 million in the prior year period. Loss from continuing operations decreased by $4.8 million to $2.3 million in the 2014 second quarter from a loss of $7.1 million in the prior year period. GAAP net loss per share was $0.04 in the 2014 second quarter versus a loss of $0.09 in the prior year period. Loss from continuing operations and GAAP net loss in the 2014 second quarter were negatively affected by $8.2 million due to a loss on early extinguishment of debt resulting from the pre-payment of term loans with Lumiere sale proceeds in the quarter and a $2.9 million lease abandonment charge related to the consolidation of the Company's Las Vegas headquarters. Adjusted income per share increased by $0.24 or 185% to $0.37 in the 2014 second quarter from $0.13 in the prior year period.

2014 Second Quarter Operational Overview
On the operating performance of the company in the 2014 second quarter, Mr. Sanfilippo commented, "The 2014 second quarter financial results do not reflect our best effort. We know our management and the quality portfolio of properties we own are capable of much better results."

Midwest Segment
In the Midwest segment, revenues increased by $209.3 million or 240.2% year over year to $296.4 million in the 2014 second quarter. Adjusted EBITDA increased by $61.2 million or 265.4% to $84.2 million. Adjusted EBITDA margin was 28.4%, an increase of 200 basis points year over year. The addition of Ameristar properties contributed $200.4 million to Midwest segment net revenues in the 2014 second quarter.

In the 2014 second quarter, Midwest segment revenue results were negatively affected by a generally challenging revenue environment due to persistent macroeconomic softness, the ramp up of new competition in the Cincinnati, Ohio gaming market that continues to impact the operations of Belterra Resort, and systems integration related property shutdowns at the Company's Missouri properties.

Midwest segment Adjusted EBITDA was negatively impacted by $4.6 million due to the rollout of the mychoice player loyalty program at the Ameristar-branded properties in the segment, severance expense, and systems integration related property shutdowns at the Company's Missouri properties.

On the opening of Belterra Park Gaming and Entertainment Center, Mr. Sanfilippo commented, "On May 1, 2014, we opened Belterra Park Gaming and Entertainment Center. We are pleased with the reception of the property and the overall positive feedback we have received from the guests that have enjoyed the gaming, dining, racing and entertainment experiences they have at Belterra Park. We greatly appreciate the commitment of our team members at Belterra Park in providing memorable experiences to our guests.

"Despite lower than anticipated initial results at the property, Belterra Park continues to ramp up in July. In addition, the cash non-gaming revenue of the property has been very encouraging. In the property's partial quarter of operation, it contributed net revenue of $13.6 million and nearly break even Adjusted EBITDA to segment results.

"We have focused our efforts on methodically building profitable revenue through the use of Belterra Park's market-leading amenities, favorable location, solid surrounding demographics and entertainment options, and by positioning it as a complement to the unique amenities of its sister property, Belterra Resort."

South Segment
In the South segment, revenues increased by $25.0 million or 14.0% year over year to $203.7 million in the 2014 second quarter. Adjusted EBITDA increased by $15.9 million or 34.4% to $62.0 million. Adjusted EBITDA margin was 30.4%, an increase of 460 basis points year over year. The addition of Ameristar Vicksburg contributed $25.7 million to South segment net revenues in the 2014 second quarter.

In the 2014 second quarter, South segment results were driven by strong revenue and cash flow performance at the Company's L'Auberge Lake Charles and L'Auberge Baton Rouge properties. Lake Charles delivered solid net revenue, Adjusted EBITDA and Adjusted EBITDA margin growth in the 2014 second quarter through a combination of strong regional demand trends and cost efficiencies. The property set second quarter records in Adjusted EBITDA, Adjusted EBITDA margin, cash non-gaming revenue, and table drop. The strong performance of L'Auberge Lake Charles occurred despite abnormally low table games hold percentage at the property.

L'Auberge Baton Rouge continued to ramp up its operations and refine its cost structure in the 2014 second quarter. Adjusted EBITDA and Adjusted EBITDA margin performance of Baton Rouge were strong, driven by cost and marketing efficiencies. Boomtown Bossier continues to be negatively impacted by the ramp up of a new competitor that opened in the Bossier City/Shreveport gaming market in June 2013.

South segment Adjusted EBITDA was negatively impacted by $1.0 million due to a charge related to the rollout of the mychoice player loyalty program at Ameristar Vicksburg, severance expense, and repair expenses and lost business volumes at the Company's Ameristar Vicksburg property due to water damage that required the removal of approximately half of the property's hotel rooms from service for 20 days in June 2014.

West Segment
West segment revenues were $53.7 million in the 2014 second quarter, and Adjusted EBITDA was $19.1 million. Adjusted EBITDA margin was 35.5%. Ameristar properties comprised 100% of West segment revenues in the 2014 second quarter.

West segment Adjusted EBITDA was negatively impacted by $1.1 million due to a charge related to the rollout of the mychoice player loyalty program and severance expense.

Corporate Expenses and Other
Corporate expenses and Other, which is principally comprised of corporate overhead expenses, as well as the Heartland Poker Tour and Retama Park management operations, increased by $18.3 million year over year to $24.7 million in the 2014 second quarter. The year over year increase in corporate overhead expenses in the 2014 second quarter was driven by the acquisition of Ameristar and due to the change in allocation methodology for corporate expenses implemented in the 2013 third quarter. Corporate expenses and other includes $3.6 million of referendum opposition costs and severance expenses.

mychoice Player Loyalty Program Relaunch and Integration Costs
On April 1, 2014 the Company expanded its enriched mychoice guest loyalty program to encompass the Ameristar-branded properties in its portfolio. The distinctive mychoice program now spans all 15 of the Company's gaming entertainment properties, and the loyal guests of those properties enjoy tier benefits that include trips to Atlantis Paradise Island in the Bahamas, MGM Resorts Las Vegas resort properties, as well as Royal Caribbean International Cruises.

The Owners Club is the highest tier of the mychoice player loyalty program and every Owners Club member is eligible to receive 100 shares of Pinnacle Entertainment Stock upon acceptance into the Owners Club Stock Program. In addition, Owners Club members may choose to lease one of four luxury Mercedes-Benz automobiles.

The enhanced mychoice program also features monthly mycash multipliers, invitations to exclusive VIP events and priority seating. Members receive preferred hotel reservations at Pinnacle destination properties such as L'Auberge Lake Charles, River City and Ameristar Black Hawk.

In connection with the initiation of the Company-wide rollout of the mychoice player loyalty program at the Ameristar-branded properties, the Company recorded a charge of $4.5 million in the 2014 second quarter related to tier benefits provided to its members. The charge relates to tier benefits enjoyed by members of the program at the Ameristar properties for all of 2014 and a portion of 2015.

Unusual expense and operational events affected 2014 second quarter comparability
In the 2014 second quarter, the Company recorded unusual expense items and incurred several operational events that negatively impacted Consolidated Adjusted EBITDA and comparability with the prior year period. The table below details the effect of these unusual expense items and operational events on the Company's reportable segments, Corporate expenses, and Consolidated Adjusted EBITDA in the 2014 second quarter. Management believes the detailed information on unusual expense items and operational events in the table below is useful to investors to better assess the underlying performance of its operations during the quarter.

	Midwest	South	West	Corporate	Consolidated
($ in thousands)	Adj. EBITDA	Adj. EBITDA	Adj. EBITDA	Expenses	Adj. EBITDA

mychoice program rollout expenses (1)	$3,125	$429	$987	$—	$4,541
Referendum opposition costs, severance (2)	555	55	79	3,575	4,264
Vicksburg water damage, Missouri system integration shutdowns (3)	879	500	—	—	1,379
Total effect on 2014 Second Quarter	$4,559	$984	$1,066	$3,575	$10,184
(1) During the 2014 second quarter, the Company rolled out its mychoice player loyalty program to its Ameristar-branded properties. In connection with the rollout, the Company recorded an aggregate charge of $4.5 million in the 2014 second quarter. The charge reflects the immediate expensing of the estimated cost to provide benefits to the members of the program in all of 2014 and a portion of 2015.
(2) Relates to Colorado referendum opposition costs and integration related severance costs due to operational leadership changes at several properties.
(3) Relates to repair expenses and estimated lost business volume at the Company's Ameristar Vicksburg property due to water damage that required the removal of approximately half of the property's hotel rooms from service for 20 days in June, as well as estimated lost business volume due to systems integration related property shutdowns in Missouri.

Free Cash Flow and Balance Sheet Inflections in the Second Quarter
Carlos Ruisanchez, President and Chief Financial Officer of Pinnacle Entertainment, commented, “During the 2014 second quarter, we made significant progress on our balance sheet, with the repayment of $288 million of terms loans with the proceeds from required asset sales reducing our balance sheet leverage. Through the 2014 second quarter, we have retired $662 million of term loans since completing the Ameristar acquisition, for a net total debt reduction of $453 million after giving effect to incremental revolving credit facility drawings during that time frame.

"As we progress through the remainder of 2014, our focus remains on achieving a seamless integration of Ameristar and maximizing the synergies and cash flow our combined company produces. Through the end of the 2014 second quarter, we estimate that $58 million of recurring annual synergies have been implemented, and we will continue to work to drive incremental cost savings and revenue synergies. On the balance sheet, we will continue the momentum we have built since completing the Ameristar acquisition, and are committed to using our strong free cash flow production to repay debt and reduce our leverage ratios," concluded Mr. Ruisanchez.

Liquidity, Capital Expenditures and Interest Expense

Liquidity
At June 30, 2014, the Company had approximately $166.7 million in cash and cash equivalents. As of June 30, 2014, approximately $573.6 million was drawn on the Company’s $1.0 billion revolving credit facility and approximately $12.7 million of letters of credit were outstanding. Total debt at the end of the 2014 second quarter was approximately $4.1 billion.

During the 2014 second quarter, the Company repaid approximately $288 million of aggregate principal amount of term loans, principally with the proceeds from the sale of Lumiere Place Casino and Hotels and the release of a $25 million escrow deposit that was held by the Company in connection with the Golden Nugget Lake Charles development project. After giving effect to approximately $42 million of incremental revolving credit facility drawings to fund capital expenditures and other working capital items, the Company produced a net reduction of its total debt principal balance of $246 million during the 2014 second quarter.

Capital Expenditures
Capital expenditures totaled approximately $85 million during the 2014 second quarter.  In the 2014 second quarter, cash expenditures totaled $5 million for the Boomtown New Orleans hotel project and $37.2 million for Belterra Park Gaming and Entertainment Center.  Excluding land and capitalized interest costs, the Company has incurred approximately $16.3 million of the $20 million budget for the Boomtown New Orleans hotel project and $185.4 million of the $209 million budget for Belterra Park.

The Company is constructing a 150-room hotel at its Boomtown New Orleans property. The Company expects that the project will remain on budget, but now expects it to open by the end of 2014 due to construction related delays.

Interest Expense
Gross interest expense before capitalized interest was $62.7 million in the 2014 second quarter, compared to $29.3 million in the prior year period.  The increase in gross interest expense is attributable to the additional debt incurred to fund the Company's acquisition of Ameristar.  Capitalized interest for second quarter ended 2014 and 2013 was $0.8 million.  In the 2014 second quarter, the Company capitalized interest expense on its expenditures related to the Belterra Park and the Boomtown New Orleans hotel project.  The Company ceased capitalizing interest expense on the Belterra Park in May 2014.

Divestiture Update
On April 1, 2014, the Company completed the sale of Lumiere Place Casino, HoteLumiere, the Four Seasons Hotel St. Louis, and related excess land parcels to a subsidiary of Tropicana Entertainment, Inc. for cash consideration of $260 million, subject to a net working capital adjustment. The Company used the proceeds received at closing to repay approximately $260 million of term loans under its Amended and Restated Credit Agreement. With the completion of the sale of Lumiere Place Casino and Hotels, the Company has fulfilled the Federal Trade Commission's asset sale requirements.

Investor Conference Call
Pinnacle Entertainment will hold a conference call for investors today, Thursday, July 24, 2014, at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time) to discuss its 2014 second quarter financial and operating results. Investors may listen to the call by dialing (706) 679-7241. The code to access the conference call is 27759616. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available to all interested parties in the Events & Presentations section of the Company’s Investor Relations website following its conclusion. The Company’s Investor Relations website can be accessed at http://investors.pnkinc.com.

Non-GAAP Financial Measures
Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Combined Net Revenues, Combined Consolidated Adjusted EBITDA, Adjusted net income (loss), and Adjusted income (loss) per share are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, asset impairment costs, impairment of equity method investment, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, income (loss) from equity method investment, non-controlling interest and discontinued operations, finite-lived intangible amortization, significant unusual items, and adjustment for taxes on such items. The Company defines Adjusted income (loss) per share as Adjusted net income (loss) divided by the weighted-average number of shares of the Company’s common stock outstanding. The Company defines Consolidated Adjusted EBITDA margin as Consolidated Adjusted EBITDA divided by revenues on a consolidated basis. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historical activity.

The Company uses Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes that Consolidated Adjusted EBITDA is a useful measure for investors because it is an indicator of the strength and performance of ongoing business operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry.  Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets, significant unusual items, or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) and Adjusted income (loss) per share do not include the costs of the Company’s development activities, certain asset sale gains, or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.

The Company defines Combined Net Revenues as revenues less corporate and other of Pinnacle Entertainment, Inc. and Ameristar Casinos, Inc. assuming that Ameristar Casinos, Inc. was a part of Pinnacle Entertainment, Inc. from April 1, 2013 through June 30, 2013. The Company defines Combined Adjusted EBITDA as Consolidated Adjusted EBITDA (as defined above) of Pinnacle Entertainment, Inc. and Ameristar Casinos, Inc. assuming that Ameristar Casinos, Inc. was a part of Pinnacle Entertainment, Inc. from April 1, 2013 through June 30, 2013.

Combined Net Revenues and Combined Adjusted EBITDA are being presently solely as supplemental disclosure. The Company believes it is more meaningful to compare year-over-year results for Ameristar Casinos, Inc. and Pinnacle Entertainment, Inc. on a combined basis, which is a non-GAAP formulation that combines the results for Ameristar Casinos, Inc. and Pinnacle Entertainment, Inc. Therefore, it includes the results of Ameristar Casinos, Inc. for the second quarter of 2013.

EBITDA measures, such as Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, Combined Net Revenues, Combined Consolidated Adjusted EBITDA, Adjusted net income (loss), and Adjusted income (loss) per share are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations, a reconciliation of GAAP net (loss) income to Adjusted net income (loss), a reconciliation of GAAP income (loss) per share to Adjusted income (loss) per share, and a reconciliation of Consolidated Adjusted EBITDA margin to Income (loss) from continuing operations margin, a reconciliation of Combined Net Revenues to GAAP net revenues and a reconciliation of Combined Consolidated Adjusted EBITDA to Income (loss) from continuing operations.

Definition of Adjusted EBITDA and Adjusted EBITDA Margin for Operating Segments
The Company defines Adjusted EBITDA for each operating segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, inter-company management fees, gain (loss) on early extinguishment of debt, gain (loss) on sale of discontinued operations, and discontinued operations. The Company defines Adjusted EBITDA margin for each operating segment as Adjusted EBITDA divided by revenues for such segment. The Company uses Adjusted EBITDA and Adjusted EBITDA margin to compare operating results among its properties and between accounting periods.

About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates 15 gaming entertainment properties, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, and Ohio. The Company also holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

All statements included in this press release, other than historical information or statements of historical fact, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance; future growth; ability to implement strategies to improve revenues and operating margins at the Company’s properties; the ability of the Company to continue to meet its financial and other covenants governing its indebtedness; the expected synergies, cost savings and benefits of the Ameristar transaction, including the expected accretive effect of the transaction on the Company’s financial results and profit; the ability of the Company to improve the results of operations at Belterra Park Gaming and Entertainment Center; the budgets, completion and opening schedules of the Company’s various projects; the facilities, features and amenities of the Company’s various projects; the ability of the Company to sell or otherwise dispose of discontinued operations; the expected benefits of the Company’s marketing programs and rollout of the mychoice player loyalty program to all of the Company's properties; and the Company's anticipated future capital expenditures; are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors and uncertainties that could cause actual results to differ materially from those reflected by such statements. Such factors and uncertainties include, but are not limited to: (a) the Company's business may be sensitive to reductions in consumers' discretionary spending as a result of downtowns in the economy; (b) global financial conditions may have an impact on the Company's business and financial condition in ways that the Company currently cannot accurately predict; (c) significant competition in the gaming industry in all of the Company's markets could adversely affect the Company's revenues and profitability; (d) many factors, including the escalation of construction costs beyond increments anticipated in its construction budgets and unexpected construction delays, could prevent the Company from completing its various projects within the budgets and on time, including the Boomtown New Orleans hotel project; (e) the ability and timing of the Company to achieve the expected synergies, cost savings, and other benefits of the Ameristar transaction may be affected by many factors, including our ability to successfully integrate the two companies and reduce costs and expenses; (f) the Company's ability to obtain future financings on the terms expected, or at all; (g) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; and (h) other risks, including those as may be detailed from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"). For more information on the potential factors that could affect the Company's financial results and business, review the Company's filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Pinnacle Entertainment, Inc. has filed a registration statement (including a prospectus) on Form S-3 (File No. 333-195412) in connection with the Owners Club Stock Program with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Pinnacle Entertainment, Inc. will arrange to send you the prospectus if you request it by calling toll-free 1-877-764-8750.

References in this press release to "Pinnacle Entertainment, Inc.," "Pinnacle, " "Company," "we," "our" or "us" refer to Pinnacle Entertainment, Inc. and its subsidiaries, except where stated or the context otherwise indicates.

Ameristar, Belterra, Boomtown, Casino Magic, Heartland Poker Tour, L’Auberge Lake Charles, L’Auberge Baton Rouge, River City, Belterra Park, and River Downs are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Roxann Kinkade, APR
Vice President, Finance, Investor Relations & Treasury	Director, Media Relations and Public Affairs
702/541-7777 or investors@pnkmail.com	816/414-7007 or rkinkade@pnkmail.com

- financial tables follow -

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data, unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013

Revenues:
Gaming	$493,281	$235,829	$973,421	$476,026
Food and beverage	30,356	14,597	57,969	27,536
Lodging	13,802	6,074	24,592	10,832
Retail, entertainment and other	17,751	10,757	31,977	19,480
Total revenues	555,190	267,257	1,087,959	533,874
Expenses and other costs:
Gaming	266,604	135,088	514,598	270,833
Food and beverage	28,199	12,491	52,911	23,949
Lodging	6,465	3,180	11,594	6,149
Retail, entertainment and other	6,688	5,618	11,264	9,328
General and administrative	112,148	51,438	212,415	101,239
Depreciation and amortization	58,773	22,496	117,084	45,655
Pre-opening and development	6,907	17,212	10,319	24,765
Write-downs, reserves and recoveries, net	2,579	1,827	3,224	2,129
Total expenses and other costs	488,363	249,350	933,409	484,047
Operating income	66,827	17,907	154,550	49,827
Interest expense, net	(62,003)	(28,327)	(128,792)	(56,920)
Loss on early extinguishment of debt	(8,234)	—	(8,234)	—
Loss from equity method investments	—	—	—	(92,181)
Income (loss) from continuing operations before income taxes	(3,410)	(10,420)	17,524	(99,274)
Income tax benefit (expense)	1,093	3,320	(1,097)	4,388
Income (loss) from continuing operations	(2,317)	(7,100)	16,427	(94,886)
Income from discontinued operations, net of income taxes	26	1,993	325	4,388
Net income (loss)	(2,291)	(5,107)	16,752	(90,498)
Net loss attributable to non-controlling interest	(32)	(25)	(36)	(25)
Net income (loss) attributable to Pinnacle Entertainment, Inc.	$(2,259)	$(5,082)	$16,788	$(90,473)
Net income (loss) per common share—basic
Income (loss) from continuing operations	$(0.04)	$(0.12)	$0.28	$(1.62)
Income from discontinued operations, net of income taxes	—	0.03	—	0.07
Net income (loss) per common share—basic	$(0.04)	$(0.09)	$0.28	$(1.55)
Net income (loss) per common share—diluted
Income (loss) from continuing operations	$(0.04)	$(0.12)	$0.27	$(1.62)
Income from discontinued operations, net of income taxes	—	0.03	—	0.07
Net income (loss) per common share—diluted	$(0.04)	$(0.09)	$0.27	$(1.55)

Number of shares—basic	59,593	58,523	59,429	58,431
Number of shares—diluted	59,593	58,523	61,328	58,431

1

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$166,662	$191,938
Other assets, including restricted cash	1,653,285	1,608,425
Land, buildings, vessels and equipment, net	3,068,828	3,036,515
Assets of discontinued operations held for sale	25,596	322,548
Total assets	$4,914,371	$5,159,426

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities, other than long-term debt	$378,418	$361,618
Long-term debt, including current portion	4,109,562	4,380,051
Deferred income taxes	167,381	166,484
Liabilities of discontinued operations held for sale	4,346	26,103
Total liabilities	4,659,707	4,934,256
Total stockholders' equity	254,664	225,170
Total liabilities and stockholders' equity	$4,914,371	$5,159,426

2

Pinnacle Entertainment, Inc.
Supplemental Information
Revenues and Adjusted EBITDA,
Reconciliation of Consolidated Adjusted EBITDA to Income (Loss) from Continuing Operations, and Reconciliation of Consolidated Adjusted EBITDA Margin
to Income (Loss) from Continuing Operations Margin
(In thousands, unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
Revenues:
Midwest (a)	$296,430	$87,129	$576,666	$174,189
South (b)	203,727	178,775	403,675	357,593
West (c)	53,671	—	104,325	—
Total Segment Revenues	553,828	265,904	1,084,666	531,782
Corporate and Other (d)	1,362	1,353	3,293	2,092
Total Revenues	$555,190	$267,257	$1,087,959	$533,874

Adjusted EBITDA (e):
Midwest (a)	$84,200	$23,045	$174,320	$45,159
South (b)	62,017	46,160	126,656	93,878
West (c)	19,052	—	37,350	—
Segment Adjusted EBITDA	165,269	69,205	338,326	139,037
Corporate expenses and Other (d)	(24,716)	(6,391)	(44,539)	(11,412)
Consolidated Adjusted EBITDA (e)	$140,553	$62,814	$293,787	$127,625

Other benefits (costs):
Depreciation and amortization	$(58,773)	$(22,496)	$(117,084)	$(45,655)
Pre-opening and development	(6,907)	(17,212)	(10,319)	(24,765)
Non-cash share-based compensation expense	(5,467)	(3,372)	(8,610)	(5,249)
Write-downs, reserves and recoveries, net	(2,579)	(1,827)	(3,224)	(2,129)
Interest expense, net	(62,003)	(28,327)	(128,792)	(56,920)
Loss from equity method investment	—	—	—	(92,181)
Loss on early extinguishment of debt	(8,234)	—	(8,234)	—
Income tax benefit (expense)	1,093	3,320	(1,097)	4,388
Income (loss) from continuing operations	$(2,317)	$(7,100)	$16,427	$(94,886)
Consolidated Adjusted EBITDA margin % (e)	25.3%	23.5%	27.0%	23.9%
Income (loss) from Continuing Operations margin %	(0.4)%	(2.7)%	1.5%	(17.8)%

(a)	Midwest segment includes: Ameristar Council Bluffs, Ameristar East Chicago, Ameristar Kansas City, Ameristar St. Charles, Belterra Casino Resort & Spa, Belterra Park and River City.

(b)	South segment includes: Ameristar Vicksburg, Boomtown Bossier City, Boomtown New Orleans, L’Auberge Baton Rouge, and L’Auberge Lake Charles.

(c)	West segment includes Ameristar Black Hawk, Cactus Pete's and the Horseshu.

(d)
Corporate expenses and Other includes corporate expenses, as well as the results of Heartland Poker Tour and from the management of Retama Park Racetrack. Corporate expenses and Other for the 2014 first quarter and 2014 second quarter reflect a new corporate expense allocation methodology. The historical periods have not been recast to reflect the change of corporate expense allocation methodology, as such re-allocations were not deemed material.

(e)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin.

3

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliations of GAAP Net Income (Loss) to Adjusted Net Income
and GAAP Net Income (Loss) Per Share to Adjusted Income Per Share
(In thousands, except per share amounts, unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
GAAP net income(loss)	$(2,291)	$(5,107)	$16,752	$(90,498)
Pre-opening and development	6,907	17,212	10,319	24,765
Write-downs, reserves and recoveries, net	2,579	1,827	3,224	2,129
Player list amortization (a)	5,155	—	10,253	—
Impairment of equity method investment	—	—	—	92,181
Loss on early extinguishment of debt	8,234	—	8,234	—
Severance expense and referendum opposition costs	4,264	—	4,264	—
mychoice player loyalty program rollout charge	4,541	—	4,541	—
Adjustment for income taxes	(7,486)	(4,352)	(8,429)	(6,322)
Income(loss) from discontinued operations, net of income taxes	(26)	(1,993)	(325)	(4,388)
Adjusted net income (b)	$21,877	$7,587	$48,833	$17,867

GAAP net income(loss)	$(0.04)	$(0.09)	$0.27	$(1.55)
Pre-opening and development	0.12	0.29	0.17	0.42
Write-downs, reserves and recoveries, net	0.04	0.03	0.05	0.04
Player list amortization (a)	0.09	—	0.17	—
Impairment of equity method investment	—	—	—	1.58
Loss on early extinguishment of debt	0.14	—	0.13	—
Severance expense and referendum opposition costs	0.07	—	0.07	—
mychoice player loyalty program rollout charge	0.08	—	0.07	—
Adjustment for income taxes	(0.13)	(0.07)	(0.14)	(0.11)
Income(loss) from discontinued operations, net of income taxes	—	(0.03)	(0.01)	(0.08)
Adjusted income per share (b)	$0.37	$0.13	$0.78	$0.30
Number of shares—diluted	59,593	58,523	61,328	58,431

(a)	Accelerated amortization related to acquired Ameristar player lists

(b)	See discussion of Non-GAAP Financial Measures above for detailed descriptions of Adjusted net income and Adjusted income per share.

4

2013 Second Quarter Supplemental Financial Information
Although Pinnacle Entertainment did not own Ameristar Casinos, Inc. for the three month period ending June 30, 2013, the Company believes the financial data provided below is useful to investors to assess the value this transaction brings to the Company and its stakeholders.

The following unaudited condensed combined financial information for the three months ended June 30, 2013 shows the Company's reported results for the 2013 second quarter, the results of Ameristar Casinos stand alone operations for the period of April 1, 2013 through June 30, 2013, and the combined Company financial information as if the acquisition of Ameristar was completed on April 1, 2013.

Pinnacle Entertainment, Inc.
Supplemental Information
Combined Net Revenue and Combined Adjusted EBITDA Including the Ameristar Prior Year Period for the Three Months Ending June 30, 2013
(In thousands, unaudited)

	Pinnacle Entertainment, Inc. As Reported	Ameristar Casinos, Inc. As Reported	Combined (b)

	April 1, 2013 through June 30, 2013	April 1, 2013 through June 30, 2013	April 1, 2013 through June 30, 2013
Net Revenues:
Midwest	$87,129	$207,076	$294,205
South	178,775	28,973	207,748
West	—	55,239	55,239
Total Segment Revenues	265,904	291,288	557,192
Corporate and Other	1,353	—	1,353
Total Revenues (b)	$267,257	$291,288	$558,545

Adjusted EBITDA:
Midwest	$23,045	$70,169	$93,214
South	46,160	13,718	59,878
West	—	20,121	20,121
Segment Adjusted EBITDA	69,205	104,008	173,213
Corporate Expenses and Other (a)	(6,391)	(12,145)	(18,536)
Combined Adjusted EBITDA (b)	$62,814	$91,863	$154,677
Combined Adjusted EBITDA margin %	23.5%	31.5%	27.7%

(a)	Ameristar predecessor period corporate expenses include all costs of the legacy Company's corporate operations.

(b)	See discussion of Non-GAAP financial measures for a detailed description of Consolidated Adjusted EBITDA, Combined Net Revenues and Combined Adjusted EBITDA.

5

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliation of Combined Adjusted EBITDA
to Loss from Continuing Operations
(In thousands, unaudited)

Combined
For the three months ended June 30, 2013
As if acquisition was completed on April 1, 2013
Combined Adjusted EBITDA (a)	$154,677

Ameristar April 1, 2013 through June 30, 2013 Adj. EBITDA	(91,863)
Depreciation and amortization	(22,496)
Pre-opening and development costs	(17,212)
Non-cash share-based compensation expense	(3,372)
Write-downs, reserves and recoveries, net	(1,827)
Interest expense, net	(28,327)
Income tax benefit	3,320
Loss from continuing operations	$(7,100)

(a)	See discussion of Non-GAAP financial measures for a detailed description of Consolidated Adjusted EBITDA, Combined Net Revenues and Combined Adjusted EBITDA.

6